[FUND COMPANY]

Dealer’s Agreement

BHIL Distributors, Inc. (“we,” “us,” or “BHIL”) is the distributor of the shares of beneficial interest (the “Shares”) of             (the “Trust”), a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). We invite you, as a selected dealer (“you” or “Dealer”), to participate in the distribution of the Shares of each series of the Trust (referred to herein as a “Fund” or the “Funds”) that is listed in Schedule A, which is attached hereto and made a part hereof. We agree to sell to you, subject to any limitations imposed by the Trust, Shares issued by the Trust and to promptly confirm each sale to you. All sales will be made according to the following terms:

Scope of Authority

1. Agent for Your Customers. In all transactions covered by this Agreement, you shall act only as agent for your customers and not as our agent or an agent for the Trust or the Funds except for the limited purpose of receiving orders from your customers for the purchase and redemption of Shares. In all sales of Shares to the public, you shall act as principal or dealer for your own account.

2. Relationship. Nothing contained in this Agreement shall be deemed to constitute or create a partnership, association, joint venture, or agency relationship between us or between you and the Trust.

3. Use and Delivery of Fund Documents; Provision of Materials to Shareholders. You will offer and sell Shares of the Funds only in accordance with the terms and conditions of the then-current prospectus and/or summary prospectus (the “Prospectus”) and statement of additional information (“Statement of Additional Information”). No person is authorized to make any representations concerning Shares of the Funds except those contained in the current applicable Prospectus and Statement of Additional Information and in sales literature and other materials issued and furnished by us supplemental to such Prospectus and Statement of Additional Information. You agree to deliver or cause to be delivered to each Shareholder at or prior to the time of any purchase of Shares, a copy of the then-current Prospectus of the applicable Fund and, upon request by a Shareholder, a copy of the Trust’s current Statement of Additional Information. You further agree to deliver to Shareholders such additional materials that are legally required to be delivered to Trust Shareholders, including but not limited to statements showing their positions in the Funds, tax notices, proxy solicitation materials and periodic reports. We shall furnish additional copies of the current Prospectus and Statement of Additional Information and such sales literature and other materials in reasonable quantities upon request.

Transactions in Fund Shares

4. Orders. (a) All offerings of any of the Shares by you shall be made at the public offering price per Share (i.e., the net asset value per Share plus the applicable initial sales load, if any) determined by, or for, the Trust, subject to the terms and conditions set forth in the then-current Prospectus; provided, however, that you may, at your discretion, sell Class A shares of any of the Funds from time to time at net asset value, with all loads thereon waived, to the extent permitted by the terms of the Prospectus.

(b) You shall not withhold placing customers’ orders for any Shares so as to profit yourself as a result of such withholding. You shall not purchase any Shares from us other than for investment, except for the purpose of covering purchase orders already received.

(c) All conditional orders received by us must be at a specified definite price.

(d) Neither BHIL, as distributor and principal underwriter for the Trust, nor you, as principal, shall purchase any Shares from a record holder at a price lower than the net asset value then quoted by, or for, the Trust. Nothing in this sub-paragraph shall prevent you from selling Shares for the account of a record holder to BHIL or the Trust at the net asset value currently quoted by, or for, the Trust and charging the investor a fair commission for handling the transaction in accordance with the applicable then-current Prospectus.

(e) You will not offer the Shares for sale in any state or other jurisdiction where they are not qualified for sale under the Blue Sky Laws and regulations of such state or jurisdiction, or where you are not qualified to act as a dealer. Upon request, we will inform you as to the states or other jurisdictions in which we believe the Shares may legally be sold.

(f) Where necessary, you agree to provide all information for us and the Trust to comply properly with all federal, state and local reporting requirements for your customer accounts.

(g) You hereby authorize BHIL to act as your agent in connection with all transactions in open accounts of the Trust in which you are designated as Dealer of Record for your customers. All designations as Dealer of Record, and all authorizations of BHIL to act as your agent pursuant thereto, shall cease upon the termination of this Agreement or upon your customer’s instructions to transfer his or her open account of the Trust to another Dealer of Record.

5. Acceptance. (a) We reserve the right to cancel this Agreement at any time without notice if any Shares shall be offered for sale by you at less than the then-current net asset value determined by, or for, the Trust.

(b) All orders are subject to acceptance or rejection by the Trust or BHIL in our sole discretion. The Trust and BHIL reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of Shares entirely.

6. Controls. You shall maintain such controls and procedures as are necessary to ensure compliance with all applicable laws, rules and regulations. You agree to certify, in writing upon BHIL’s request, that your controls and procedures are adequate in design and have been tested for effectiveness. You hereby represent that you maintain controls with respect to the processing of Trust trades received prior to and after the close of trading on the New York Stock Exchange (the “Close of Trading”), and that you have designed procedures to provide reasonable assurance that such controls are effective. Such controls and procedures shall be designed to provide reasonable assurance that trades placed prior to the Close of Trading are executed at the current day’s net asset value (“NAV”), that trades placed after the Close of Trading are executed at the next day’s NAV, and that the receipt and delivery of transactional information are effected in a timely manner. You agree that (a) you or your affiliate will obtain a report from an independent source regarding the controls related to the processing of transactions and you will provide a copy of such report upon request; or alternatively, (b) you will provide a certification regarding adherence to the provisions of this paragraph upon request.

7. Settlement. Payment shall be made to the Trust and shall be received by its transfer agent (the “Transfer Agent”) within three (3) business days after the acceptance of your order or such shorter time as may be required by law. With respect to all Shares ordered by you for which payment has not been received, you hereby assign and pledge to BHIL all of your right, title and interest in such Shares to secure payment therefor. You appoint BHIL as your agent to execute and deliver all documents necessary to effectuate any of the transactions described in this paragraph. If such payment is not received within the required time period, we reserve the right, without notice, and at our option, forthwith (a) to cancel the sale, (b) to sell the Shares ordered by you back to the Trust, or (c) to assign your payment obligation, accompanied by all pledged Shares, to any person. You agree that we may hold you responsible for any loss, including loss of profit and costs related to failed settlement, suffered by the Trust, the Transfer Agent or us, resulting from your failure to make payment within the required time period.

8. Appointment of the Transfer Agent; Processing of As-Of Transactions. (a) You hereby appoint the Transfer Agent as your agent to execute the purchase transactions of Shares in accordance with the terms and provisions of any account, program, plan or service established or used by your customers and to confirm each purchase to your customers on your behalf, and you guarantee the legal capacity of your customers purchasing such Shares and any co-owners of such Shares. Orders shall be placed either directly with the Transfer Agent in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation (“NSCC”), if available, in accordance with the rules of the NSCC.

(b) In the event that a transaction is processed on an “as of” basis in accordance with Trust procedures, you agree to work directly with the Trust and the Transfer Agent on any settlement discrepancies (including loss to a Fund) and will hold BHIL harmless in such event. You acknowledge and agree that BHIL bears no responsibility for making payment concerning any such settlement discrepancies. You shall assume responsibility for any loss to the Trust and administrative costs incurred by the Transfer Agent caused by a correction to or cancellation of an order made by you subsequent to trade date or by any order placed by you on an as-of basis subsequent to the date you received such order from your customer, provided such correction/cancellation was not based on any error, omission, or negligence on our part or the Transfer Agent’s part, and you shall immediately pay for such loss upon receipt of notification from the Trust or its designee . You confirm that all mutual fund orders that you accept and place will be based solely on instructions received by you in good order prior to the Close of Trading (on days which the New York Stock Exchange is open for trading) on the date to which you credit such orders.

9. Records. You will (a) maintain all records required by law relating to transactions in the Shares, and upon our request, or the request of the Trust, promptly make such records available to us or to the Trust as are requested, and (b) promptly notify us if you experience any difficulty in maintaining the records required in the foregoing clause in an accurate and complete manner. In addition, you will establish appropriate procedures and reporting forms and schedules, approved by us and by the Trust, to enable the parties hereto and the Trust to identify all accounts opened and maintained by your customers. You agree to respond to investor inquiries concerning the Trust to the best of your ability and to contact all shareholders in the Trust to whom you have sold Shares on a periodic basis to provide them with such information about the Trust as we will reasonably provide to you.

Compensation

10. (a) You will receive a discount from the public offering price (“concession”) on all Shares purchased by you from us as indicated in the then-current Prospectus, as it may be amended from time to time.

(b) In all transactions in open accounts in which you are designated as Dealer of Record, you will receive the concessions as set forth in the then-current Prospectus. You hereby authorize us to act as your agent in connection with all transactions in opening accounts in which you are designated as Dealer of Record. All designations as Dealer of Record and all authorizations of BHIL to act as your agent pursuant thereto, shall cease upon the termination of this Agreement or upon the investor’s instructions to transfer his/her open account to another Dealer of Record. No dealer concessions will be allowed on purchases generating less than $1.00 in dealer concessions.

(c) Subject to and in accordance with the terms of the Prospectus, certain of the Funds have made or may in the future make arrangements to make payments (i) in connection with the distribution of Fund Shares, and/or (ii) for the provision of shareholder services or other services to Fund shareholders, including the adoption of a plan pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”) and/or a plan for the provision of shareholder services (“Shareholder Services Plan”). In connection with the sale of a Fund’s Shares and/or the servicing of customer accounts where you are the record owner or listed as Dealer of Record, you will receive such fees for distribution, shareholder or administrative services, as are described in the applicable Rule 12b-1 Plan and/or Shareholder Services Plan. For purposes of this paragraph, such distribution, shareholder and administrative services may include but are not limited to activities related to: the sale of Shares, shareholder support services not otherwise performed by the Transfer Agent, maintaining personnel who engage in or support the distribution of Shares, preparing, printing and distributing Trust documents, reports or sales literature as authorized by the Trust, and formulating or implementing marketing and promotional materials and events. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Trust or its designee an amount equivalent to the amount payable to you. The Trust and BHIL each reserves the right, without prior notice, to suspend, eliminate or change the payment of such fees or other dealer compensation by amendment, sticker or supplement to the Prospectus. BHIL, or its designee, shall notify you promptly of any amendments to the Trust’s Prospectus.

Rule 22c-2 Shareholder Information Access Agreement

11. You hereby agree to adhere to and comply with the provisions of the Rule 22c-2 Shareholder Information Access Agreement contained in Schedule B, which is attached hereto and made a part hereof.

Representations and Warranties

12. (a) Each party hereto represents that it is presently, and, at all times during the term of this Agreement, will be, (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and (ii) a member in good standing of the Financial Industry Regulatory Authority (“FINRA”). Each party agrees to comply at all times with all applicable state and federal laws and regulations and self-regulatory organization rules that relate to its actions and obligations under this Agreement, including without limitation FINRA’s Rules of Conduct.

(b) You hereby represent, warrant and/or covenant to us the following:

(i) You are qualified to act as a broker-dealer in each state or other jurisdiction in which you transact business pursuant to this Agreement unless otherwise exempt.

(ii) You have in place compliance systems, policies and procedures that are reasonably designed to detect and prevent late trading of mutual fund shares.

(iii) You have adequate qualified personnel and systems to comply with any restrictions and limitations on purchases, redemptions and exchanges described in the Prospectus, including any restricitions or prohibitions relating to frequent purchases and redemptions (i.e., market timing) and any share purchase eligibility requirements.

(iv) You agree to take full responsibility for the suitability and proper supervision of mutual fund recommendations, solicitations and sales to your customers.

(v) You agree to cooperate with any reasonable efforts by us or the Trust to assure ourselves that you have implemented effective compliance policies and procedures.

(vi) You warrant on behalf of yourself and your registered representatives and employees that any purchase of Shares at net asset value pursuant to the terms of the Prospectus of the Trust is for investment purposes only and not for purposes of resale. Shares so purchased may be resold only to the Trust.

(vii) You understand and acknowledge that the Trust may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

(c) We represent that (i) the Trust is properly registered pursuant to the 1940 Act; (ii) that the Trust’s Shares are properly registered under the Securities Act of 1933, as amended (the “Securities Act”); (iii) that each Fund’s registration statement and Prospectus comply in all material respects with the provisions of the Securities Act, including the rules and regulations promulgated thereunder, and do not contain any untrue statement of material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and (iv) we are not aware of any investigation commenced by the Securities and Exchange Commission or any other regulatory or self-regulatory organization, or any proceeding or threatened proceeding, that concerns the Trust.

Indemnification

13. (a) You agree that you will indemnify us, the Trust, the Transfer Agent, the Trust’s investment adviser(s), and the Trust’s custodian, and our and their affiliates, officers, trustees, directors, employees and agents, and hold such persons harmless from any claims or assertions relating to the lawfulness of your participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with you which are performed in connection with the discharge of your responsibilities under this Agreement. If any such claims are asserted, the indemnified parties shall have the right to engage in their own defense, including the selection and engagement of legal counsel of their choosing, and all costs of such defense shall be borne by you.

(b) We agree that we will indemnify you and your affiliates, officers, trustees, directors, employees and agents and hold such persons harmless from any claims or assertions relating to (i) the lawfulness of our participation in this Agreement and the transactions contemplated hereby; (ii) any activities of any persons or entities affiliated with us which are performed in connection with the discharge of our responsibilities under this Agreement; or (iii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that you or any of your affiliates produce, or any omission, or alleged omission in such documents, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the untrue statement, alleged untrue statement, omission, or alleged omission is based on information provided by us or the Trust. If any such claims are asserted, the indemnified parties shall have the right to engage in their own defense, including the selection and engagement or legal counsel of their choosing, and all costs of such defense shall be borne by us.

Anti-Money Laundering

14. You represent and warrant that you have in place and will maintain suitable and adequate Know-Your-Customer policies and procedures and that you shall comply with all applicable laws and regulations regarding anti-money laundering activity including the USA PATRIOT ACT. Specifically, you: (a) have and maintain policies and procedures designed to detect and prevent money laundering; (b) have designated an Anti-Money Laundering Compliance Officer; (c) have and provide regular anti-money laundering training to your employees; (d) will arrange for an independent audit of your anti-money laundering program; (e) have policies and procedures in place to report suspicious activity relating to anti-money laundering; (f) have policies and procedures in place relating to detecting and terminating correspondent accounts for unregulated foreign shell banks; and (g) have and maintain a Customer Identification Program that verifies the identity of your customers. You further agree to provide documentation certifying your compliance with anti-money laundering regulations to us upon our request.

Assignment and Termination

15. This Agreement may be assigned by us to an affiliated entity controlling, controlled by, or under common control with us, provided, however, that this Agreement will automatically terminate in the event of its assignment as such term is defined in the 1940 Act. Either party hereto may cancel this Agreement without penalty upon ten days’ written notice. This Agreement may also be terminated at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act), or by a vote of a majority of the outstanding voting securities of any series of the Trust with respect to that series on ten days’ written notice.

Notices

16. All communications to us should be sent to BHIL Distributors, Inc., 4041 N. High Street, Suite 402, Columbus, OH 43214, or at such other address as we may designate in writing. Any notice to you shall be duly given if mailed or telegraphed to you at the address of your principal office, as indicated below in your acceptance of this Agreement.

Privacy

17. Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Regulation S-P under the Gramm-Leach-Bliley Act (“Reg. S-P”), that may be disclosed by a party hereunder to the other party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement, and contemplates that such information may be disclosed to and from the Trust or the Transfer Agent as well. Each party agrees that, with respect to such information, it will comply with Reg. S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. Each party represents that it has in place safeguards and compliance policies and procedures implemented under Reg. S-P. This section shall survive the termination of this Agreement.

Amendment

18. This Agreement, including any exhibits, may be amended by us from time to time by the following procedure. We will send a copy of the amendment to you. If you do not object to the amendment within thirty (30) days after its receipt, the amendment will become part of this Agreement. Your objection must be in writing and be received by us within such thirty days.

Miscellaneous

19. This Agreement shall be binding (i) upon acceptance by BHIL of your first order placed with Underwriter for the purchase of Shares, or (ii) upon signing and dating by BHIL of a counterpart of this Agreement only after receiving a similar counterpart duly accepted and signed by you, whichever shall occur first. For record-keeping purposes, each party shall keep a signed original of their counterpart and forward to the other party either a signed original or copy of the counterpart via facsimile, electronically or via hard copy. Each counterpart will be deemed an original, but all of which taken together shall constitute but one and the same instrument. Each party reserves the right to request a signed original from the other party at a later date. This Agreement shall be construed in accordance with the laws of the State of Ohio.

20. This Agreement supersedes any other agreement with you relating to the offer and sale of Shares, and relating to any other matter discussed herein.

21. The undersigned, executing this Agreement on behalf of Dealer, hereby warrants and represents that he is duly authorized to so execute this Agreement on behalf of Dealer.

If the foregoing is in accordance with your understanding of our agreement, please sign and return one copy of this Agreement to BHIL.

ACCEPTED BY DEALER	BHIL DISTRIBUTORS, INC.
By:	By:
Authorized Signature, Position

Type or Print Name	Type or Print Name

Dealer Name	4041 N. High Street, Suite 402
Columbus, Ohio 43214

Address

Date

SCHEDULE A

FUNDS

All Funds advised by [                    ], unless excepted below.

SCHEDULE B

RULE 22c-2 SHAREHOLDER INFORMATION ACCESS AGREEMENT

1.	Agreement to Provide Information. To the extent you are, or during the term of this Agreement become, a financial intermediary as defined in Rule 22c-2 under the Investment Company Act of 1940, you agree to provide the Trust or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name, or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

(a)	Period Covered by the Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Trust or its designee may request transaction information older than 180 days from the date of the request as they deem necessary to investigate compliance with policies established by the Trust for the purpose of eliminated or reducing any dilution of the value of the outstanding Shares issued by the Trust.

(b)	Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Trust or its designee promptly and in a secure manner, but in any event not later than fifteen (15) business days, after receipt of a request. If the requested information is not on your books and records but on the books and records of an indirect intermediary, you agree to (A) use reasonable efforts to provide or arrange to provide the Trust or its designee the requested information regarding shareholders who hold an account with an indirect intermediary; or (B) if directed by the Trust or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, you agree to inform the Trust or its designee whether you plan to perform (A) or (B). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

(c)	Limitations on Use of Information. The Trust agrees to use the information provided solely for the purposes of facilitating the Trust’s compliance with Rule 22c-2 and not for marketing or any other purpose without your prior written consent.

2.	Agreement to Restrict Trading. You agree to execute written instructions from the Trust or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust or its designee as having engaged in transactions of the Trust’s Shares (directly or indirectly) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

(a)	Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b)	Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not late than five (5) business days after receipt of the instructions.

(c)	Confirmation. You must provide written confirmation to the Trust or its designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of these paragraphs:

(a)	The term “Fund” includes the Trust’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in Rule 22c-2 under the Investment Company Act of 1940.

(b)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Trust under the Investment Company Act of 1940 that are held by you.

(c)	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name.

(d)	The term ‘written” includes electronic writings and facsimile transmissions.